Exhibit 5.2
July 18, 2008
StemCells, Inc.
3155 Porter Drive
Palo Alto, CA 94304
Re: Registration Statement on Form S-3 (Registration No. 333-151891)
Ladies and Gentlemen:
This opinion is furnished to you in connection with the above-referenced registration statement filed with the Securities and Exchange Commission (the “Commission”) by StemCells, Inc., a Delaware corporation (the “Company”), on June 24, 2008, as amended (the “Registration Statement”), the base prospectus dated June 24, 2008 (the “Base Prospectus”) and the prospectus supplement dated July 18, 2008 (together with the Base Prospectus, the “Prospectus”) to be filed with the Commission by the Company on July 18, 2008, pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended. The Prospectus relates to the proposed issuance and sale from time to time of up to 10,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), in accordance with the terms of a Controlled Equity Offering Sales Agreement, dated December 26, 2006 and most recently amended on July 18, 2008, by and between the Company and Cantor Fitzgerald & Co. (the “Agreement”).
We are familiar with the actions taken by the Company in connection with the proposed issuance of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates, and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Agreement and a Placement Notice issued and accepted in accordance with the Agreement, the Shares will be validly issued, fully paid, and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended.
It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,
/s/ Ropes & Gray LLP

Ropes & Gray LLP